Exhibit 99.1

   Statement from Willis Group Holdings on Executive Exercising Stock Options

     NEW YORK--(BUSINESS WIRE)--Nov. 29, 2004--Joe Plumeri, Chairman and CEO of Willis Group Holdings (NYSE : WSH), today exercised options to purchase approximately 2.2 million shares of Willis common stock by surrendering approximately 0.9 million shares to pay the exercise price and related income taxes, utilizing the cashless exercise feature available under the option plan. The surrendered shares were sold in a block trade transaction by Citigroup. Mr. Plumeri received no proceeds of the block trade transaction.
     The purpose of the transaction was to convert non-yielding stock options into the underlying dividend-yielding stock. After giving effect to the cashless exercise transaction, Mr. Plumeri will hold approximately 4.6 million shares of Willis common stock.

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of 14,500 Associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

     CONTACT: Willis Group Holdings Limited
              Investors:
              Kerry K. Calaiaro, 212-837-0880
              calaiaro_ke@willis.com
              or
              Media:
              Dan Prince, 212-837-0806
              prince_da@willis.com